Intellectual Property Assignment

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Your Information: The “Developer”

Your Name or Company Name: Gaer Consulting Group__________

Address:________________________________________________

Which best describes you or your company (circle one)?

(1)

Individual

(2)

C-Corporation

(3)

S-Corporation

(4)

Limited Liability Corporation (“LLC”)

(5)

Limited Liability Partnership (“LLP”)

If not an individual, what state are you organized in? ________________

Our Information: The “Company”

Our Name or Company Name: TradinGear.com Inc. D/B/A iDev3

Address:________________________________________________

The Company, TradinGear.com Inc. D/B/A iDev3, is a “C” corporation organized under the laws of the state of Delaware.

The Intellectual Property

The Intellectual property that you are assigning during this transaction is an application entitled:

Application Name(s): SportsCast Baseball and SportsCast Basketball.

You are the sole owner of the Application and the intellectual property contained therein.

Please Initial:______________

Intellectual Property Assignment

Details of the Assignment Agreement

This is an Intellectual Property Assignment Agreement (the "Assignment"), dated as of February 19, 2010 between the Developer and the Company, as defined above.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in Schedule VI hereto.

WHEREAS, Company desires to purchase or acquire all Developer's right, title and interest in and to the Assigned IP;

NOW, THEREFORE, in consideration of, among other things, the payment by Company of the Purchase Price and in further consideration of the mutual covenants and agreements contained hereto, the receipt and sufficiency of which are hereby acknowledged, Developer and Company agree as follows:

1.

Purchase Price. Developer agrees to sell all right, title and interest in the Intellectual Property to the Company for the consideration set forth on Schedule I hereto (the “Purchase Price”).

2.

Assistance in Transfer. Developer agrees to assist Company in effectuating the transfer of the Intellectual Property to the Company. This includes, but is not limited to, executing any documentation necessary to transfer such Intellectual Property. In the case of the Apple Computer “AppStore” (and/or its successor), Developer may be required to re-submit the Application for re-certification under the Company’s name. Developer explicitly agrees to use its best efforts to effectuate such transfer as soon as is practicable following the execution of this Agreement.

3.

Assignment of Trademarks. Effective as of the date of this Agreement, Developer sells, transfers, conveys, assigns and delivers to Company and Company accepts all right, title and interest of Developer in and to (i) the trademarks set forth in Schedule II hereto, (ii) the registrations and applications for registrations thereof and (iii) the goodwill of the business connected with the use thereof and symbolized thereby (the "Assigned Trademarks").

4.

Assignment of Patents. Effective as of the date of this Agreement, Developer sells, transfers, conveys, assigns and delivers to Company and Company accepts all right, title and interest of Developer in and to the patents set forth in Schedule II hereto (the "Assigned Patents").

5.

Assignment of Domain Names. Effective as the date of this Agreement, Developer sells, transfers, conveys, assigns and delivers

Intellectual Property Assignment

to Company and Company accepts all right, title and interest of Developer in and to the domain names and registrations therefore set forth in Schedule II hereto (the "Assigned Domain Names").

6.

Transfer of Intangible Assets. Effective as of the date of this Agreement, Developer sells, transfers, conveys, assigns and delivers to Company and Company accepts all right, title and interest of Developer in and to the goodwill and all other intangible assets currently used exclusively in connection with the Business, including, without limitation, if and to the extent in existence, any and all trade secrets, inventions, designs, copyrights, non-registered trademarks and other intellectual property, know-how, manufacturing methods and processes (the "Assigned Intangible Assets").

7.

Further Assurances. Developer represents and warrants that he/she has created the Application and is the sole owner of all interest, rights, and title to it and the Intellectual Property contained therein. Developer represents and warrants that there are no liens, lawsuits, damages, debts or any other prior liability associated with or claimed upon Developer or the Intellectual Property. The Developer is delivering title to the Intellectual Property free and clear of all debt, liability, and claims from any third party.  Developer further agrees to indemnify and hold Company harmless in the event of and action or threatened action relating to the Intellectual Property.

8.

Modification. This Agreement may only be modified in writing.

9.

Successors. This Assignment shall inure to the benefit of and is binding upon the respective successors and assigns of Developer and Company.

10.

Governing Law. This Assignment shall be governed by, and construed in accordance with (i) the laws of the United States, in respect to trademark and patent issues, and (ii) in all other respects, including as to validity (except for patent and trademark issues), interpretation and effect, by the laws of the State of New York without giving effect to the conflict of laws rules thereof.

11.

Dispute Resolution. Developer agrees that, in the event of Developer’s breach of any part of this agreement then, in addition to any other rights and remedies available under this Agreement or otherwise, the Company shall be entitled to an injunction to be issued or specific enforcement to be required (without the necessity of posting any bond) restricting the Developer from committing or continuing any such violation.  In any such proceeding the Developer shall not raise a defense that the Company is not entitled to any injunction or specific performance because the remedy of money damages or liquidated damages exists.

Intellectual Property Assignment

IN WITNESS WHEREOF, Developer and Company caused this Assignment to be duly executed as of the date first written above.

/s/ S. Emerson Lybbert ------------------------- S. Emerson Lybbert _________________________ Company February 25, 2010 Date	/s/ Sam Gaer, President ------------------------- Sam Gaer _____________________________ Developer February 25, 2010 Date

Intellectual Property Assignment

Schedule I: Purchase Price

Purchase price for the Intellectual Property is set forth as follows:

Equity:

600,000 (six hundred thousand) options to purchase shares of TGFIN HOLDINGS INC. Common Stock at $.03 per share at any time between august 12, 2010 and august 12, 2013. The ticker symbol for this stock is “TGFN.OB” and it currently trades on the Nasdaq OTC “Bulletin Board”.

Cash Payment and/or royalties:

The application is an iPhone application to be sold through the Apple AppStore.  Developer acknowledges that Apple currently charges 30% of the purchase price of each application as a service charge.  Of the remaining 70%, Developer agrees to the following split, in perpetuity:

100% to the Company

0% to the Developer

Intellectual Property Assignment

Schedule II: Assigned Items

Assigned Trademarks:
Assigned Patents:
Assigned Domain Names: